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FG NEW AMERICA ACQUISITION CORP.

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In connection with the previously announced business combination between Opportunity Financial, LLC (“OppFi”) and FG New America Acquisition Corp. (“FGNA”), Jared Kaplan, OppFi’s CEO, and OppFi made various social media posts regarding Mr. Kaplan’s upcoming interview with Greg Greenberg on BizTV, and recent media coverage of OppFi. These social media posts are being filed herewith as soliciting material.

The following communication was shared by Jared Kaplan, CEO of OppFi, through his LinkedIn account on May 10, 2021:

LinkedIn: It’s a start for banks; but what about "thick file" consumers who don't qualify for these products? OppFi is committed to helping the 150 million everyday consumers gain access to simple, transparent credit that can help graduate to more traditional options. #FinancialInclusion #CreditAccessForAll

https://www.wsj.com/articles/jpmforgan-others-plan-to-issue-credit-cards-to-people-with-no-credit-scores-11620898206?mod=cxrecs_join#cxrecs_s

Important Information regarding the OppFi/FG New America transaction, participants in the solicitation and non-solicitation: oppl.co/31nNfWi

The following communication was shared by Jared Kaplan, CEO of OppFi, through his Twitter account on May 10, 2021:

Twitter: It’s a start for banks; but what about "thick file" consumers who don't qualify for these products? OppFi is committed to building access w/ simple, transparent credit for all. $FGNA

https://oppl.co/2QfSF3D

Important Info re: OppFi/FGNA transaction: oppl.co/31nNfWi

The following communication was shared by Jared Kaplan, CEO of OppFi, through his LinkedIn account on May 16, 2021:

LinkedIn: My interview with @ Greg Greenberg will air on BizTV tonight! Tune in at 5 pm CT/6 pm ET to hear us chat about the OppFi vision and how we are powering banks to facilitate #CreditAccess for the everyday consumer.

https://biztv.com/watch/live-streams/

Important Information regarding the OppFi/FG New America transaction, participants in the solicitation and non-solicitation: oppl.co/31nNfWi

The following communication was shared by Jared Kaplan, CEO of OppFi, through his Twitter account on May 16, 2021:

Twitter: Tune in to @BizTV tonight at 5 pm CT/6 pm ET to hear me discuss our mission to build #FinancialInclusion through simple, transparent credit products. #SPAC $FGNA

https://oppl.co/3bly8Sj

Important Info re: OppFi/FGNA transaction: oppl.co/31nNfWi

The following communication was shared by OppLoans through it LinkedIn account on May 16, 2021:

LinkedIn: OppFi CEO @ Jared Kaplan will appear on BizTV tonight at 5 pm CT/6 pm ET - he’ll discuss how OppFi is powering banks to develop accessible credit products and our mission to help everyday consumers graduate back into mainstream credit. Watch his interview at the link below.

https://biztv.com/watch/live-streams/

Important Information regarding the OppFi/FG New America transaction, participants in the solicitation and non-solicitation: oppl.co/31nNfWi

The following communication was shared by OppLoans through it Twitter account on May 16, 2021:

Twitter: Catch OppFi CEO @JaredSKaplan on @BizTV tonight at 5 pm CT/6 pm ET. He’ll be discussing our vision and how we power banks to facilitate #CreditAccess for everyday consumers. $FGNA

https://oppl.co/31nNfWi

The following communication was shared by Jared Kaplan, CEO of OppFi, through his LinkedIn account on May 17, 2021:

LinkedIn: Worth a read for an in-depth analysis of the value and growth opportunities for the OppFi and [@ FG New America Acquisition Corp] #SPAC merger.

https://seekingalpha.com/amp/article/4429087-oppfi-fgna-spac-merger-high-growth-fintech-sub-prime-lending-platform

Important Information regarding the OppFi/FG New America transaction, participants in the solicitation and non-solicitation: oppl.co/31nNfWi

The following communication was shared by Jared Kaplan, CEO of OppFi, through his Twitter account on May 17, 2021:

Worth a read for an in-depth analysis and review of $FGNA and @Opp_Fi by @LiveHard18. Check out their deep-dive. #SPAC

https://oppl.co/3byPhYT

Important Info re: OppFi/FGNA transaction: oppl.co/31nNfWi

The following communication was shared by OppLoans, through its Twitter account on May 17, 2021:

Twitter: Read @LiveHard18’s careful analysis of the $FGNA and @Opp_Fi value proposition, the market, and our growing product family.

https://oppl.co/3byPhYT

Important Info re: OppFi/FGNA transaction: oppl.co/31nNfWi

The text of the article linked in the May 17, 2021 social media posts is as follows:

Seeking Alpha

OppFi And FGNA: A SPAC Merger With A High-Growth Fintech Sub-Prime Lending Platform

5/16/21

Summary

•	OppFi is a sub-prime lender merging with the FGNA SPAC.
•	The company has enjoyed tremendous growth over the last several years and has multiple levers to continue to execute.
•	Despite this the company trades today at a reasonable valuation that leaves tremendous upside optionality if the company can execute.
•	There are meaningful risks, but at today's price, the upside likely outweighs the risks.

Investment Thesis

OppFi - merging with the SPAC, FG New America (NYSE:FGNA) - is a high-growth sub-prime lender with an AI-powered tech platform. The company is profitable and enjoys a strong leadership team along with multiple products in its pipeline. The market is pricing OppFi like a traditional sub-prime lender, leaving considerable upside optionality baked into the price if the company can continue to execute at a high level. While there are material risks, OppFi's upside and valuation makes this a reasonable buy.

Introduction

The SPAC market has been absolutely hammered since its late 2020 to early 2021 glory days. It seems like years ago that Chamath was posting a shirtless selfie while his SPACs traded at 40%+ premiums to trust value, despite the fact that his due diligence process is non-existent, and most of his companies are unprofitable.

Today, some of the best SPAC sponsors' investment vehicles can be bought for pennies on the dollar and fairly impressive merger announcements are met with a yawn from Mr. Market.

Sentiment has turned. The SEC is looking at SPACs. The merger announcement pop is a thing of the past. Even the venerable Pershing Square Tontine Holdings (PSTH) trades at only a trace premium to NAV despite being, in my opinion, easily the best and most investor friendly SPAC out there. Oh, and Chamath's trash-cos are getting killed:

That is what happens when the entire market actively goes crazy trying to buy 80 cents for 1.3-1.5 dollars (post founder dilution SPAC value compared to the premium pre-deal shares were catching).

Sometimes, though, when a given asset class falls deeply, deeply out of favor, you end up with the baby being thrown out with the bathwater. You end up with bargains. We are going to see a lot of bargains in this niche part of the market over the coming years, and FGNA is one worth talking about today.

FGNA/OppFi

On February 10th, FG New America Acquisition Corp (FGNA) announced it would be merging with OppFi (soon-ish to be OPFI).

OppFi is a fintech platform that provides loans to populations that would otherwise be unable to access credit through the banking system.

OppFi reports having facilitated over 1.5 million loans with a total value of $2.3 billion since inception approximately 9 years ago. OppFi's target customer is the sub-prime borrower who earns approximately $50k annually and has limited access to traditional mainstream financial products due to poor or little credit history.

OppFi's loans are typically between $500 and $4,000 in value and repaid within 1 year at an APR ranging between 59% and 160% (more on that later). While there are a few other lenders that operate in OppFi's target market, on the whole, most lenders prefer to work with more credit worthy clients. OppFi really dives into the lower end of the sub-prime market.

This creates something of a situation where OppFi is frequently the most "decent" lender available to its clients. For its borrowers, comparable options include Title and Payday loans at borderline extortionate rates as well as even sketchier lending options (think Fat Tony).

In fact, OppFi is so confident that it is the best platform to service its target market that when a person applies for a loan, OppFi will engage in a search of other lenders to see if a product with a better APR is available. Per OppFi, the client is only able to obtain a superior loan product only about 1% of the time. That should give you an idea of the credit quality OppFi is working with.

OppFi describes a massive TAM, with nearly 60 million consumers unable to access mainstream credit. If you have heard the statistic that 40% of Americans would struggle to come up with $400 for an unexpected expense, you have an idea of the target population.

The Headline APR… Is Shocking

As I mentioned, OppFi typically offers loans at an APR of between 59% and 160%. This is of course… a shocking number. Upsetting even.

OppFi points out that in the market it serves, the people who need these loans truly need the access to cash and will often turn to far more predatory products. In fact, OppFi feels it is positioned optimally not only as a product that both has a better rate than the other options for these borrowers, but also as a lender that wants to rehabilitate its borrowers. OppFi supports this mission by reporting to credit bureaus, being flexible with repayment in the event that difficulties arise, and by leveraging the OppU platform to improve the borrowers' financial wellness.

Last, OppFi is quite ready to trot out a Fed report about the high APRs required when lending small dollar amounts. You can find this report here. The basic moral of the story is that break even APRs are very, very high when offering small loans due to the high fixed costs associated with origination (more on that later), further mitigating the "shock value" of OppFi's headline APRs.

OppFi's Products and Growth Opportunities

OppFi has or is building three primary product lines: its Installment Loans, its Salary Tap, and a credit card.

At present, essentially the entirety of OppFi's revenues come from the Installment Loans segment. This is the product I have been describing thus far: consumer loans to sub prime borrowers.

It is worth noting that growth in the Installment Loans stalled out significantly in 2020, actually showing a YOY decrease from 2019 to 2020. The company attributes this to loss of demand due to COVID and then also to the adverse impact of stimulus checks (why borrow money when the government is giving it away for free?). Personally, I think that when the government is literally handing out money to its lower income constituents - disproportionately likely to be OppFi customers - and seems hellbent on literally paying people not to work… well, people are going to find that they need less in the way of credit, now aren't they? From a macroeconomic perspective, I hope that this situation normalizes over the coming year and do think it is reasonable for OppFi to project a return to growth in this area.

OppFi doesn't primarily offer the loans as it is not a bank. Instead, OppFi uses one of its three bank partners to originate the loan, and, following this, buys back 90-95% of the receivables to hold on the balance sheet as a cash flow producing asset.

OppFi is working on developing and launching two other products as growth initiatives, Salary Tap, an installment loan that borrowers pay via payroll deductions, and a credit card. The credit card, of the three products, offers the lowest interest rates. The idea is that each of these products is offered in a graduated, stepwise fashion to borrowers who have proven their ability to pay. This keeps quality borrowers in the OppFi system longer, building a symbiotic relationship between both the customer and OppFi.

OppFi's Culture and Customer Service

OppFi is very, very ready to report that it enjoys excellent relationships with both its customers and its employees.

So, in all honesty, I didn't really believe that for a sub-prime lender that has 100%+ APRs. I decided to do my own digging. I came away impressed:

Or, the Lending Tree OppFi review page:

You can read LendingTree's full review here.

I have to be honest, it is a little hard for me to put myself in the borrowers' shoes. The degree of desperation I would need to have to take out a loan at a 100%+ APR… literally cannot be put into words. Literally.

It seems somewhat shocking to me that people are willing to not only take out these loans but then also to leave a 5 star rating after. Yet, here we are. This leaves me staggeringly sad for the 60 million consumers who need access to capital that badly. At the same time, if these people truly need the money and have as few options as described, I would much rather they have access to a lender like OppFi that helps to rehabilitate the borrower and plays above the belt, rather than turning to extortionate Title Loans and etc.

Employee reviews have been similarly strong on Glassdoor:

Razor Sharp Marketing - Taking the Right Angle with Sub-Prime Lending

OppFi has been very smart in its approach to sub-prime lending.

What do I mean by this?

Well, keep in mind what OppFi is doing. They are offering people who are in a capital crunch loans that they ostensibly "need," but they are doing so at very, very high interest rates.

What OppFi does really well, though, is pointing out that not only is this not predatory, but it is actually an incredible opportunity to help its clients build financial wellness. By helping them pay off these loans, OppFi is able to help these people build a credit history and get access to better priced products in the future.

What's more, OppFi is aggressively building out content in its OppU platform, designed to help its customers develop superior financial habits and improve their overall financial wellbeing. The basic idea is that it teaches customers good financial habits and money management through a number of modules in order to help "graduate" the customers towards healthier credit and finances. I actually see this as a really nice opportunity for OppFi, as it is tremendously pro-social and is thus good marketing for the platform. Additionally, if OppFi is planning to position its credit card and Salary Tap as "graduated" products, OppU could be a nice internal way of keeping the customer rolling forward inside of the OppFi product suite. IE, you take out a loan, learn through OppFi, pay it back, build credit, then get the OppFi credit card to build a greater credit history and etc.

OppFi pitches its product as an "opportunity" for its customers… less an opportunity for the company to profit off its customers.

This is a fine line and a difficult one to walk, but I think OppFi has executed phenomenally thus far.

Tremendous Leadership

OppFi and FGNA together enjoy an extremely talented executive team.

First, OppFi is led by CEO Jared Kaplan, the previous co-founder of Insureon and ex-Goldman Sachs-er and VC-er. At Insureon, he apparently led the company to a 1,700% increase in revenue. Not only that, but he has also been named a Glassdoor Top CEO and will retain leadership of the company after the merger.

The SPAC's team is equally if not more impressive. The SPAC is headed by Joe Moglia, the retired Chairman and CEO of TD Ameritrade. Under his leadership, TD Ameritrade grew from a $700 million market cap to $20 billion before being acquired. On the team, we also have Kyle Cerminara, Co-Founder and CEO of Fundamental Global. I won't go too far into Moglia and Cerminara here, because it will get outside the scope of an already long article, but suffice it to say that this represents a highly talented management team with a history of creating shareholder value. Through their investment vehicles, they plan to retain long term ownership in OppFi and appear highly engaged in helping to develop the platform.

OppFi's Growth

OppFi has been growing like a weed and thinks it will continue to do so:

Note that as per the unwritten rules of the SPAC world, this chart shows projected growth into 2023… we will get to that in a minute. The point here is to see that the company has legitimately grown revenue and adjusted EBITDA from a base of $70m and $22m respectively in FY 17 to $323m and $99m in FY 20. That is more than 4x for both of those measures, impressive growth by any measure.

Over the next three years, OppFi is projecting impressive growth into its coming product lines, Salary Tap and the credit card:

Personally, it's a little hard for me to project out that far into the future. Sure, both of these products will inevitably pull in money. But, projecting 200% annualized growth for a product line that doesn't even exist yet is… hard. Really hard. Personally, I see this more as optionality. OppFi has a great product that has hit its niche market well. It has proven it can grow it. If it can execute on the new products, we have room for significant upside baked in.

AI Approval and Margins

OppFi describes its AI lending decision technology as its "crown jewel." While every company in the known world - and especially every SPAC - is advertising its use of AI, in OppFi's case, I think there is something to this.

OppFi is trying to use AI to auto-approve loan applications. As you can imagine, this will cut down on transaction time for the customer, resulting in a better customer experience, but it will also help OppFi maintain stronger margins. If the AI can auto-approve - or reject - a larger portion of the applications, that cuts down on the amount of manpower and laborious paper pushing OppFi needs to pay for.

OppFi aims to collect data on every loan it originates. In an interview on Bill Brewster's excellent podcast, OppFi's CEO Jared Kaplan said that their AI will look at everything from the applicant's credit quality to how quickly they fill out the application forms and which pieces they leave blank and come back to later. The goal is to better predict the borrowers "ability and willingness to repay."

To the extent that the AI can improve margins without significantly increasing the rate of losses, this seems like a win.

In the most recent quarter, OppFi logged an auto-approval rate of 41% and is targeting 60% by the end of the year. The results have been promising, with OppFi's cost per funded loan decreasing by nearly 50% over the last 3 years.

In theory, the AI machine should steadily improve over time in both predicting who will pay but in being able to make up a broader share of OppFi's decisions, further supporting OppFi's profitability.

Valuation

With SPACs, this is where the rubber hits the road. It's easy to paint a pretty picture, but valuation always matters.

My general sense with regards to OppFi's valuation is this:

OppFi wants to be valued like an emerging fintech, AI story. It takes about two seconds of parsing their marketing materials to see just how heavily they lean into the AI angle and describe themselves as a "platform." They want to be valued at a silly multiple like 5-10x sales or something like that.

On the flip side, I think the marketing is valuing them more like a sub-prime personal loan creditor, with all the associated blow-up risk, and with a dash of SPAC pessimism thrown in. The market seems to want to give them a 10-15x PE ratio and discount the AI/platform angle.

My feelings are mixed.

Why do I say this?

Well, the company is definitely cheap. They have been growing fast but trade at reasonable valuation measures. Based on the most recently released numbers, shares trading at an $800 million market cap against 2020 revenue of $291 million (2.7x), adjusted net income of $53 million (15x), and EBITDA of $98 million (8.1x). And the company is guiding for $418m in revenue and $132 million in EBITDA for 2021. Even if we apply the "SPAC projections discount" and just throw away the 50%+ CAGR they've projected on sales, EBITDA, and net income from here to 2023, even locking in 20% growth is still going to leave shareholders in a very, very happy place.

Thus, even if you value it like just another lender, you still have to like what you see.

Then there is upside, all this stuff about the "platform" and "AI" and all that. Salary tap. The credit card.

I see this as huge optionality. Because, it's nice, right? If they can improve margins on approving the loans up front without meaningfully increasing their credit risk by hammering the data through an AI program - and if this can get better over time - that's a pretty nice deal. Fixed costs go down while they continue to move more units, and the company gets to collect the balance. Then they can keep customers on the platform by moving them up the credit pathway towards Salary Tap and the credit card, and there are probably growth levers to pull on the product suite that nobody has even thought of yet. If they can execute on this, suddenly we have our "platform" and a ton of upside.

At the same time, I don't know that any of this represents a true moat. Even OppFi's own marketing material acknowledges that competitors Upstart, Katapult, and Affirm all use a "Proprietary AI for Credit Decisioning." While OppFi is one of the few of these to operate in the <550 FICO , non-prime area, this too will not prove to be a durable moat. Again, there is risk.

At the moment, though, I don't think the valuation is pricing in anything extraordinary. This isn't like buying Snowflake at 200x sales and having to model in a billion percent CAGR. This is a company that is profitable and is trading at a reasonable valuation and has a very, very easy path towards meaningful growth and a ton of optionality to surprise to the upside.

Risk Free Investment - For Now

Right now FGNA trades for right around the SPAC's trust value, and the business combination isn't expected to close until late Q2. Anyone buying OppFi today can always redeem their shares for cash at the shareholder meeting, and somewhere around $10 is likely to be the share price trading floor until then.

This gives an investor the opportunity for upside and a decent place to park cash between here and the redemption deadline.

Upside could come if the market starts to appreciate the OppFi story or if SPACs come back into favor. It's not hard to imagine shares clipping up a solid ~20% in either of those eventualities.

If this does not occur - which is more likely - at least there isn't much harm done to the investor, just the opportunity cost of having held money in OppFi. At the same time, with long term growth prospects as attractive as OppFi's against a reasonable valuation, I think this one is probably worth holding through the merger regardless.

So Why is it Cheap?

So… OppFi can be seen as a high growth, popular, pro-social fintech platform that uses AI and is profitable and went public via a SPAC… ummm… surely shares went to the moon, right?

Well, not really, and, I think part of it is a matter of timing.

While the deal resulted in a quick 5-10% pop in FGNA shares, they immediately traded lower and have not seen the "pop" levels since. Mr. Market has spoken, and it is not excited about this deal.

Except… I think the timing of it all is a little bit questionable. If you will recall, right around the same time, the SPAC world was lighting absolutely on fire as CCIV/Lucid rumors were going crazy from end of January to mid/late February, when the terms of the Lucid deal were announced and the SPAC world absolutely cratered. I have to wonder if, between CCIV stealing the show and then SPACs falling badly, badly out of favor immediately after, FGNA could have just been overlooked and, like I describe above, had their baby thrown out with the very nasty SPAC bathwater.

Personally, though, when something looks like it is too good to be true, I tend to start digging even harder. There are some material risks we are going to need to discuss.

Risks

OppFi Principles Cashed In

This is not a SPAC deal where stakeholders decided to roll all of their equity into the new company and use the SPAC cash to further capitalize the balance sheet to fuel growth. OppFi's principles are taking their payday.

This begs the obvious question - if the future is so damn bright for OppFi and the valuation so good… why did the principles take the cash if they really believed the equity would be worth more in the future?

I have difficulty reconciling this one. On the one hand, you can never fault a group of human individuals for taking a $200 million dollar payday. On the other hand... it's not a great look.

Where Is The Growth?

As we read the FGNA marketing material that advertises its ~50% sales/EBITDA CAGR, we have to remember that… well… we have not seen this over the last year. In fact, over the trailing twelve months, revenue and income have been essentially flat.

Personally, I buy the argument that COVID slowed demand for loans - who is going to take out a loan and buy a bunch of stuff when the world is shut down? Then the stimulus checks further damped demand - why take out loans when the government is handing you money, right?

I think, as these headwinds resolve, we will see OppFi return to its previously impressive growth rate.

It's worth noting that in the most recent earnings report, OppFi did report "Demand has accelerated materially since mid-March, and we currently expect that it will continue to build through year end" as the negative impact of government stimulus is worked off. At the same time, with the "progressive" agenda in power, it is hard to know when or if the money printing machine will be turned off.

Political

Do you want to be the guy charging poor people triple digit APRs with Joe Biden, Elizabeth Warren, and Bernie Sanders running around pushing a "progressive" agenda? What happens when the woke crowd finishes deciding that money should, in fact, be free for everyone?

You get it.

OppFi needs to continue to mitigate this by ultra aggressively pushing OppU and the "build a credit history" angle. They are fortunate to have the Federal Reserve research paper to lean on and should aim to continue to have high customer satisfaction ratings.

Lawsuits

Do you remember what happened last year when Credit Acceptance (CACC) - a company that offers loans to subprime car buyers - was hammered with a lawsuit over its lending and collections practices?

Data by YCharts

OppFi describes a personal touch with its borrowers. Its policy is to work with borrowers who are having trouble paying to come up with alternative plans. At the same time, the risk of legal fallout remains.

Credit Cycle and/or Recession Risk

OppFi made it a point in their initial presentation to describe how sub-prime buyers are less likely to be delinquent in times of economic stress:

It's worth noting that this study was not performed by OppFi, which could be biased, but rather by the Federal Reserve Bank of New York, lending it more credence in my eyes.

Still, we need to have our eyes wide open about investing in the sub prime lending space. It seems like every ten years or so, lending practices loosen, sub-prime borrowers gain more access to capital, and… well, and then there is a bunch of sadness for everyone involved. When I look around, it is very difficult for me not to think we are in the later innings of the credit cycle.

This market can be highly lucrative due to the APRs, if enough borrowers get their payments in on time. At the same time, sub-prime borrowers are disproportionately likely to lose employment or income during times of economic distress and disproportionately unlikely to have enough savings to cover payments.

Oh, and let's not forget that the stimulus checks and unemployment benefits that have helped sub-prime borrowers pay for the last year may be going away. We could see delinquencies spike.

OppFi mitigates this, first with its extraordinarily high APRs to make up for delinquencies, and second, by keeping its loans shorter in duration. Less time with the balance outstanding is less time for things to go wrong in the borrower's life. OppFi additionally lends at small dollar amounts, typically in the $500-4000 range, limiting both OppFi's loss on any individual loan as well as the barriers to repayment. Thus far, losses on loans have been very well managed, and the company has been quite profitable.

Competition

As mentioned above, we seem to be approaching a later stage in the credit cycle. With interest rates near zero and a global search for yield well underway, more and more businesses have entered the sub-prime lending space. Already, comparison companies like Upstart, Katapult, and Affirm are offering sub-prime personal loans.

OppFi has mitigated competition by being one of very few players operating in the lower end of the sub prime lending world. At the same time, this is not a definitive moat, and I remain unconvinced that this race to the bottom shouldn't raise at least something of a red flag at this stage in the credit cycle.

Additionally, there will be competition for other products such as credit cards. A recent WSJ article has revealed that Chase and other banks intend to offer credit cards to persons without credit scores. Again, at this stage in the credit cycle and with the global hunt for yield, I continue to think we will see a race to the bottom of the credit stack. This may result in reduced APRs for OppFi to enjoy in addition to increased competition for its products.

Conclusion

There is a lot to like with OppFi. The growth rate has been impressive, and the company trades at a reasonable valuation even if growth is more modest compared to its lofty projections. The company has a stellar management team and limited competition in its particular segment of the sub-prime lending market. At the same time, it is working hard to build out its product suite, which offers upside optionality at today's price. While there are certainly risks, it looks to me like a pretty decent baby has been thrown out with the SPAC bathwater.

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Important Information About the Business Combination and Where to Find It: In connection with the proposed business combination, the Company filed a preliminary proxy statement and the amendments thereto and will file a definitive proxy statement with the U.S. Securities and Exchange Commission (the “SEC”). The Company’s stockholders and other interested persons are advised to read the preliminary proxy statement and the amendments thereto and, when available, the definitive proxy statement and documents incorporated by reference therein filed in connection with the business combination, as these materials contain important information about OppFi, the Company and the business combination. When available, the definitive proxy statement and other relevant materials for the business combination will be mailed to stockholders of the Company as of a record date to be established for voting on the business combination. Stockholders of the Company will also be able to obtain copies of the preliminary proxy statement, the definitive proxy statement and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s web site at www.sec.gov, or by directing a request to: FG New America Acquisition Corp., 105 S. Maple Street, Itasca, Illinois 60143, Attention: Hasan Baqar.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed participants in the solicitation of proxies from the Company’s stockholders with respect to the business combination. A list of the names of those directors and executive officers and a description of their interests in the Company was filed in the preliminary proxy statement for the proposed business combination and is available free of charge at the SEC’s web site at www.sec.gov, or by directing a request to FG New America Acquisition Corp., 105 S. Maple Street, Itasca, Illinois 60143, Attention: Hasan Baqar. Additional information regarding the interests of such participants will be contained in the proxy statement for the business combination when available.

OppFi and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the business combination. A list of the names of such directors and executive officers and information regarding their interests in the business combination was included in the preliminary proxy statement for the proposed business combination. Additional information regarding the interests of such participants will be contained in the proxy statement for the business combination when available.

Forward-Looking Statements

This communication includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements include, without limitation, OppFi's beliefs regarding the impact of the proposed business combination on its business. FGNA's and OppFi's actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, OppFi's beliefs regarding the impact of the proposed business combination on its business. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside FGNA's and OppFi's control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive business combination agreement (the "Agreement"); (2) the outcome of any legal proceedings that may be instituted against FGNA and OppFi following the announcement of the Agreement and the transactions contemplated therein; (3) the inability to complete the proposed business combination, including due to failure to obtain approval of the stockholders of FGNA, certain regulatory approvals or satisfy other conditions to closing in the Agreement, including with respect to the levels of FGNA stockholder redemptions; (4) the occurrence of any event, change or other circumstance that could give rise to the termination of the Agreement or could otherwise cause the transaction to fail to close; (5) the impact of COVID-19 on OppFi's business and/or the ability of the parties to complete the proposed business combination; (6) the inability to obtain or maintain the listing of the combined company's shares of common stock on the New York Stock Exchange following the proposed business combination; (7) the risk that the proposed business combination disrupts current plans and operations as a result of the announcement and consummation of the proposed business combination; (8) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of OppFi to grow and manage growth profitably and retain its key employees; (9) costs related to the proposed business combination; (10) changes in applicable laws or regulations; (11) the possibility that OppFi or FGNA may be adversely affected by other economic, business, and/or competitive factors; (12) whether OppFi will be successful in launching OppFi Card, including whether there will be consumer or market acceptance of OppFi Card; and (13) other risks and uncertainties indicated from time to time in FGNA’s proxy statement relating to the proposed business combination, including those under "Risk Factors" therein, and in FGNA's other filings with the SEC. FGNA and OppFi caution that the foregoing list of factors is not exclusive. FGNA and OppFi caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. FGNA and OppFi do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

No Offer or Solicitation

This communication shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the business combination. This communication shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.